Exhibit (a)(5)(i)

Vector Capital Press Contact:
Ada Wong
awong@vectorcapital.com
415-293-5030

Corel Holdings Launches All-Cash Tender Offer
For All Outstanding Common Shares of Corel Corporation
At U.S.$3.50 Per Common Share

San Francisco, California, October 28, 2009 – Corel Holdings, L.P. (“CHLP”), a limited partnership controlled by an affiliate of Vector Capital, today announced that it has formally commenced an all-cash tender offer to acquire all of the issued and outstanding common shares of Corel Corporation (Nasdaq: CREL; TSX: CRE) at a price of U.S.$3.50 per share, net to the seller in cash, without interest and less applicable withholding taxes.  The tender offer is scheduled to expire at midnight, New York City time on Wednesday, November 25, 2009.

“After a lengthy effort to explore all opportunities to maximize shareholder value and numerous discussions with the disinterested directors of Corel Corporation, we have determined that this is the right time to take the company private and that our offer provides an opportunity for the company’s minority shareholders to realize immediate liquidity and a substantial premium to the value that could be obtained by selling in the market should Corel remain public” said Amish Mehta, partner at Vector Capital.  “The company faces substantial operational challenges and a near term imperative to resolve covenant compliance issues under its credit facility.  We are willing to take on these risks, and believe our offer is fair to the company’s minority shareholders.”

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the offer a number of common shares of Corel Corporation representing at least a majority of the aggregate number of the outstanding common shares (calculated on a fully-diluted basis as of the date the shares are accepted for payment pursuant to the offer), excluding the common shares beneficially owned by CHLP and its affiliates, and the votes attaching to which shall be qualified to be included as votes in favor of any Subsequent Acquisition Transaction (as defined in the offer to purchase relating to the offer) in determining whether minority approval (as construed under applicable Canadian securities law) has been obtained in respect thereof (the “Majority of the Minority Condition”).  The Majority of the Minority Condition is not waivable. The offer is not subject to a financing condition.

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If the tender offer is successfully completed, CHLP will take steps as necessary to acquire all common shares not tendered in the offer at the same price per share as it paid in the offer, to de-register Corel as a public company and to thereby cause Corel to become a private company owned by CHLP.

Innisfree M&A Incorporated is serving as information agent for the tender offer.  Davis Polk & Wardwell LLP and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Vector Capital and CHLP.

About Vector Capital

Vector Capital is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector Capital identifies and pursues these complex investments in both the private and public markets. Vector Capital actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector Capital’s notable investments are LANDesk Software, Savi Technology, SafeNet, Precise Software Solutions, Printronix, Register.com, Tripos and Watchguard Technologies. For more information, visit www.vectorcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the tender offer will not be satisfied. We undertake no obligation to update any forward-looking statements.

Additional Information and Where to Find It

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COREL CORPORATION’S COMMON SHARES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING

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THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY COREL HOLDINGS, L.P. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 28, 2009. THE TENDER OFFER STATEMENT (AND RELATED MATERIALS), AS THEY MAY BE FURTHER AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY COREL HOLDINGS, L.P. WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THESE MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT 888-750-5834.

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